Exhibit 10.1

PROFESSIONAL SERVICES CONSULTING AGREEMENT

THIS PROFESSIONAL SERVICES CONSULTING AGREEMENT (“Agreement”) is made as of [June 15th, 2021] (“Effective Date”), by and between Enterprise Technology Consulting. (“Consultant”), and, Meso Numismatics, Inc. (“Client”). Consultant and Client may be referred to each individually as a “Party” and collectively as the “Parties.”

Client desires to retain Consultant to provide consulting services to Client from time to time upon the terms and conditions of this Agreement, and Consultant is willing to perform such services.

In consideration of mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Engagement. The Company hereby engages ETC to provide and perform the services set forth, and ETC hereby accepts the engagement.

2. Professional Services. Consultant shall provide those services (the “Services”) to Client as described in this Agreement, is signed by both Parties, and issued in accordance with the terms of this Agreement. All Services to be provided by ETC shall be performed with promptness and diligence in a workmanlike manner and at a level of proficiency to be expected of the Client.

3. Tools, Instruments and Equipment. ETC shall provide its own tools, instruments and equipment and place of performing the Services, unless otherwise agreed between the Parties.

4. Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 11, shall continue for 3 years, after which it may renew for additional term in written agreement between Parties.

5. Change Orders.

(a) If either Party desires to change the scope or performance of the Services, it shall submit details of the requested change to the other Party in writing. Consultant shall, within a reasonable time after such request, provide a written estimate of (a) the likely time required to implement the change; (b) any necessary variations in the fees and other charges for the Services arising from the change; (c) the likely effect of the change on the Services; and (d) any other impact the change might have on the performance of this Agreement.

(b) Promptly after receipt of the written estimate, the Parties shall negotiate in good faith a written change order setting forth the terms of such change. Neither Party shall be bound by any change unless mutually agreed upon in writing in accordance with this Section 3.

6. Compensation.

(a) Payment Terms. In consideration of the provision of the Services by Consultant and the rights granted to Client under this Agreement, Client shall pay the fees set forth in the applicable Compensation of Services. Payment to Consultant of such fees and the reimbursement of expenses pursuant to this Section 4 shall constitute payment in full for the performance of the Services. Consultant shall be compensated monthly based on annual rate of $90k. Additionally, the agreement with ETC includes an issuance of 896 shares of Series DD Preferred Stock of the Company. An amount of 448 shares are issued on August 18, 2021 and the remaining 448 to be issued February 18, 2022.

(b) Time and Materials. Where the Services are provided on a flat fee basis and not for time and materials: (i) the fees payable for the Services shall be calculated in accordance with Consultant’s monthly fee rates for Consultant’s work set forth in the applicable Compensation section 6; and (ii) Consultant shall issue invoices to Client monthly for its fees for the immediately forthcoming month accompanied, together with any expenses incurred in prior month accordance with Section 4(d).

(c) Fixed Price. Where the Monthly Services are provided for as a fixed price, the total fees for the Services shall be the amount set forth in section 6.

(d) Expenses. Unless otherwise specified, Client agrees to reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with performance of the Services. All expenses must be pre-approved by the Client.

(e) Invoices. Consultant shall issue invoices to Client in accordance with the terms of this Section 4, and Client shall pay all properly invoiced amounts due to Consultant within five (5) business days after Client’s receipt of such invoice. All payments hereunder shall be in USD dollars and made by wire transfer.

7. Consultant’s Obligations. Consultant shall:

(a) comply with all laws of any regulatory agencies, all applicable laws in relation to the Services and all rules, regulations and policies of Client, including security procedures concerning systems and data safeguards;

(b) maintain complete and accurate records relating to the provision of the Services under this Agreement;

(c) use reasonable efforts to meet any performance dates.

8. Client’s Obligations. Client shall:

(a) cooperate with Consultant in all matters relating to the Services and appoint a Client resource to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Client with respect to matters pertaining to this Agreement;

(b) respond promptly to any Consultant request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Consultant to perform Services in accordance with the requirements of this Agreement;

(c) provide such information as Consultant may reasonably request, in order to carry out the Services, in a timely manner, and ensure that it is complete and accurate in all material respects;

(d) comply with, and ensure that all Client personnel comply with, all rules and regulations of any regulatory agency having jurisdiction over Client and all applicable laws in relation to the Services and obtain and maintain all necessary licenses and consents in relation to the Services.

9. Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” means any information that is treated as confidential by the disclosing Party, including, without limitation, trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing. Confidential Information shall not include information that: (i) is already known to the receiving Party without restriction on use or disclosure prior to receipt of such information from the disclosing Party; (ii) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party; (iii) is developed by the receiving Party independently of, and without reference to, any Confidential Information of the disclosing Party; or (iv) is received by the receiving Party from a third party who is not under any obligation to the disclosing Party to maintain the confidentiality of such information.

(b) The receiving Party agrees (i) not to disclose or otherwise make any Confidential Information of the disclosing Party available to any third party without the prior written consent of the disclosing Party; provided, however, that without the prior written consent of the disclosing Party, the receiving Party may share Confidential Information with its directors, officers, employees, agents, affiliates and representatives, including, without limitation, its lawyers, accountants, Consultants and financial advisors (collectively, “Representatives”), who, in each case, (x) need to know such information for purposes of this Agreement and (y) shall be informed by the receiving Party of the confidential nature of the Confidential Information and shall be directed to treat such information confidentially in accordance with this Agreement; (ii) to use the Confidential Information only for the purposes of performing its obligations under this Agreement; and (iii) to promptly notify the disclosing Party in the event it becomes aware of any loss or disclosure of the disclosing Party’s Confidential information. The receiving Party shall be responsible for compliance with this Agreement by any of its Representatives.

(c) If the receiving Party becomes legally compelled to disclose any Confidential Information of the disclosing Party, the receiving Party shall provide:

(i)	prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(ii)	reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

(d) If, after providing such notice and assistance as required herein, the receiving Party remains required by law to disclose any Confidential Information of the disclosing Party, the receiving Party shall disclose no more than that portion of the Confidential Information that, on the advice of its legal counsel, the receiving Party is legally required to disclose and, upon the disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

(e) Notwithstanding anything in this Section 7 to the contrary, the receiving Party shall be permitted, without notice to the disclosing Party, to disclose Confidential Information of the disclosing Party to any regulatory agency in the exercise of that agency’s jurisdiction over the receiving Party and the receiving Party’s obligation to notify the disclosing Party of a required disclosure under Section 7(c)(i) shall be limited solely to circumstances in which, in the opinion of the receiving Party’s counsel, applicable law permits such notice.

(f) Each Party’s obligations under this Section 7 shall survive termination or expiration of this Agreement for a period of two (2) years, except for Confidential Information that constitutes a trade secret under applicable law, in which case such obligations shall survive for as long as such Confidential Information remains a trade secret under such law.

10. Ownership of Work Product.

(a) Subject to Section 8(b), all documents, work product and other materials that are delivered to Client hereunder in the course of performing the Services (the “Work Product”) are and shall be considered “work made for hire” for Client as such term is defined in Section 101 of the Copyright Act of 1976, as amended, and that as such Client owns and shall continue to own all right, title and interest in and to the Work Product, including, but not limited to all copyrights and renewals and extensions of copyright therein. If and to the extent that the Work Product (or any portion thereof) does not constitute a “work made for hire,” Consultant hereby exclusively and irrevocably assigns, transfers and otherwise conveys, and shall cause each Consultant employee or Permitted Subcontractor to irrevocably assign to Client, in each case without additional consideration, all right, title, and interest throughout the world in and to the Work Product, including all rights of copyright or other intellectual property rights pertaining thereto. Consultant hereby agrees to assist Client, upon Client’s reasonable request and at Client’s expense, to protect and enforce Client’s intellectual property rights conferred in this Section 8(a). Consultant hereby waives any and all claims that Consultant may have now or may hereafter have in any jurisdiction to so-called “rental rights,” “moral rights” and all rights of “droit moral” with respect to the Work Product and to the results and proceeds thereof.

(b) Consultant and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to all documents, data, know-how, methodologies, software and other materials, including computer programs, reports and specifications, provided by or used by Consultant in connection with performing the Services, in each cased developed or acquired by Consultant prior to entering into this Agreement or independently of this Agreement, and client acknowledges that Consultant or its licensors may own other patent, trade secret and proprietary rights in techniques and concepts that were not conceived or first produced by Consultant in the performance of this Agreement (collectively “Pre-Existing IP”). Consultant hereby grants Client a limited, irrevocable, perpetual, fully paid-up, worldwide, royalty free, non-exclusive, non-transferable, non-sub-licensable license to the Pre-Existing IP to the extent it is incorporated in any Work Product delivered to Client by Consultant hereunder solely to the extent reasonably required in connection with Client’s receipt or use of the Services and Work Product. All other rights in and to the Pre-Existing IP are expressly reserved by Consultant.

(c) Each Party agrees that the obligations under this Section are continuing and shall survive the termination of this Agreement.

11. Representations and Warranties.

(a) Each Party represents and warrants to the other Party that:

(i)	it is duly organized, validly existing and in good standing as a corporation, contractor, or other entity as represented herein under the laws and regulations of its jurisdiction of formation;

(ii)	it has full right, power and authority to enter into and perform its obligations under this Agreement;

(iii)	the execution of this Agreement by its representatives whose signature is set forth below has been duly authorized by all necessary corporate or other entity action of the Party; and

(iv)	when executed and delivered by such Party, this Agreement shall constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b) Consultant represents and warrants to Client that it shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement. None of the Services or Work Product infringe any intellectual property rights of any third party arising under U.S. law, and as of the date hereof, there are no pending or to Consultant’ knowledge, threatened claims by any third party based on an alleged violation of such intellectual property rights, in each case, excluding any infringement or claim, litigation or other proceedings to the extent arising out of (x) any Client materials or any instruction, information, designs, specifications or other materials provided by Client, (y) use of the Work Product in combination with any materials or equipment not supplied or specified by Consultant, if the infringement would have been avoided by the use of the Work Product not so combined, and (z) any modifications or changes made to the Work Product by or on behalf of any person other than Consultant. Consultant’ sole liability and Client’s sole and exclusive remedy for Consultant’ breach of this Section 9(b) are Consultant’ obligations under Section 13(a).

(c) EXCEPT FOR THE EXPRESS WARRANTIES IN THIS SECTION 9, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT AND CONSULTANT SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. THE SERVICES PROVIDED HEREUNDER ARE PROVIDED BY COMPLIANCE PROFESSIONALS AND NOT LAWYERS AND NONE OF THE SERVICES PROVIDED HEREUNDER SHALL BE CONSTRUED AS LEGAL ADVICE.

12. Termination.

(a) Either Party may terminate this Agreement, in whole or in part, at any time without cause, by providing at least sixty (60) days prior written notice to the other Party.

(b) Either Party may terminate this Agreement, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party: (i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within fifteen (15) days after receipt of written notice of such breach; (ii) becomes insolvent or admits its inability to pay its debts generally as they become due; (iii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within fifteen (15) business days or is not dismissed or vacated within forty-five (45) days after filing; (iv) is dissolved or liquidated or takes any corporate action for such purpose; (v) makes a general assignment for the benefit of creditors; or (vi) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Upon termination of this Agreement for any reason, each Party shall (i) return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information, (ii) permanently erase all of the other Party’s Confidential Information from its computer systems and (iii) certify in writing to the other Party that it has complied with the requirements of this clause; and Client shall pay Consultant for all Services and expenses incurred through the date of termination.

13. Indemnification.

(a) Consultant shall indemnify, defend and hold harmless Client and its directors, officers, partners, employees, agents, successors and permitted assigns (collectively, “Client Indemnitees”) from and against all claims, suits, demands, damages, liabilities, expenses (including, but not limited to, reasonable fees and disbursements of counsel and court costs), judgments, settlements and penalties of every kind (collectively, “Losses”) arising from or relating to:

(i)	any actual infringement or misappropriation of any patent, trademark, copyright, trade secret or any actual or alleged violation of any other intellectual property or proprietary rights arising from or in connection with the Services performed under this Agreement or the use of any Work Product by Client as permitted under this Agreement;

(ii)	bodily injury, death of any person or damage to real or tangible person property resulting from the acts or omissions of Consultant; and

(iii)	Consultant’ material breach of any representation, warranty or obligation of Consultant set forth in this Agreement.

(b) Client shall indemnify, defend and hold harmless Consultant and its customers directors, officers, partners, employees, agents, successors and permitted assigns (collectively, “Consultant Indemnitees”) from and against all Losses arising from or relating to:

(i)	bodily injury, death of any person or damage to real or tangible person property resulting from the acts or omissions of Client or its employees; and

(ii)	Client’s material breach of any representation, warranty or obligation of Client set forth in this Agreement.

14. Costs and Expenses. In the event of a default by either Party under any of the terms of this Agreement, the non-defaulting Party shall be entitled to recover all costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement.

15. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE CLIENT’S PAYMENT OF COMPENSATION DUE TO CONSULTANT HEREUNDER, IN NO EVENT WITH EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO CONSULTANT PURSUANT TO THIS AGREEMENT IN THE TWELVE MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

16. Survival of Rights. In the event of termination of this Agreement for any reason all of the rights and remedies of each Party shall survive and shall continue to be enforceable. Any right or obligation of the Parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement, including the rights and obligations of the Parties set forth in Section 4, Section 7, Section 8, Section 10, Section 11, and Sections 13 to the end.

17. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Client and Consultant and their respective successors, heirs, and legal representatives. Neither Party may assign this Agreement without the prior written consent of the other Party; provided that upon written notice to Client Consultant may assign this Agreement to a successor of all or substantially all of the assets of Consultant through merger, reorganization, consolidation or acquisition.

18. Independent Contractor. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

19. Headings. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

20. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The addresses for notice are:

If to Consultant:

Attn: Dave Christensen

E-Mail:

If to Client:.

Attn: Meso Admin

E-Mail:

21. Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of a required obligation under this Agreement (except for any obligations to make payments to the other Party hereunder) if such failure or delay is caused by riot, fire, flood, explosion, earthquake or other natural disaster, government regulation, or other similar cause beyond such Party’s reasonable control, provided that such Party gives prompt written notice of such condition and resumes its performance as reasonably possible.

22. Amendment and Merger. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by Consultant and an authorized officer of Client. This Agreement, supersedes all prior agreements, both written and oral, between Client and Consultant.

23. No Rule of Strict Construction. The language contained herein shall be deemed to be that approved by all Parties hereto and no rule of strict construction shall be applied against any Party hereto.

24. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada.

25. Severability. If any provision of this Agreement shall be found to be illegal or unenforceable by a court of competent jurisdiction, such term or provision shall be re interpreted or adapted to the changed conditions in such a way that the business purpose desired by such provision is achieved to the maximum possible extent. If the court determines such action is not feasible, then any such provision shall be severable, and the remainder of this Agreement shall continue to be given full force and effect.

26. Advertising & Publicity. Neither Party shall acquire the right to use in any advertising or other materials (including without limitation, websites, portfolios, brochures, and any form of social media such as Twitter, Facebook or LinkedIn), the names, characters, artwork, designs, tradenames, copyrighted materials, trademarks or service marks of the other Party. Notwithstanding any other provision of this Agreement, neither Party may issue press releases or endorsements that reference the other Party or include statements attributable to the other Party without the prior written consent of such other Party. No press release or endorsement which references either Party or includes a statement by such Party shall be made except as provided above.

27. Non-compete. Neither Party shall acquire the right to use in any advertising or other materials (including without limitation, websites, portfolios, brochures, and any form of social media such as Twitter, Facebook or LinkedIn, etc.) the use of either party’s proprietary information. Additional, Consultant shall not solicit any Client contacts or investors without prior permission from the Client.

[Signatures appear on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by Client and Consultant on the date first above written.

Enterprise Technology Consulting, LLC

/s/ David Christensen
David Christensen
Executive Vice President

Date: August 18, 2021

Meso Numismatics Inc.

/s/ David Christensen
David Christensen
Chief Executive Officer

Date: August 18, 2021